CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2008 SECOND QUARTER AND

SIX MONTHS FINANCIAL RESULTS

-- Second Quarter Net Sales Rise 15.3% to $282.2 million;

Net Income Increases 31.1% to $50.2 million --

Corona, CA – August 7, 2008 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales and profits for the second quarter and six-months ended June 30, 2008.

Gross sales for the 2008 second quarter increased 15.5 percent to $324.1 million, from $280.6 million a year earlier. Net sales for the second quarter increased 15.3 percent to $282.2 million from $244.8 million a year ago.

Gross profit, as a percentage of net sales, for the 2008 second quarter was 51.8 percent compared with 52.4 percent in the comparable 2007 quarter and increased from 49.4 percent in the first quarter of 2008. The differences in gross profit as a percentage of net sales is primarily due to changes in product mix.

Operating expenses for the 2008 second quarter increased to $68.0 million from $66.8 million in the same quarter last year.

Distribution costs as a percentage of net sales were 5.5 percent for the quarter, compared with 5.4 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2008 second quarter were 12.1 percent, compared with 10.6 percent a year ago. Increases in sponsorship expenditures, sampling activities and commissions, as well as costs relating to event and athlete sponsorships in the United Kingdom, contributed to the increase in such expenses over the prior year.

General and administrative expenses for the 2008 second quarter were $18.3 million compared with $27.6 million for the comparable quarter last year. Included in such expenses are costs associated with terminating existing distributors and legal and accounting fees relating to the special investigation of stock option grants, and granting practices and related litigation (see Certain Identified Items below). Stock based compensation (a non-cash item) was $3.7 million in the second quarter of 2008, compared with $2.0 million in the prior-year period.

Operating income for the 2008 second quarter increased 27.3 percent to $78.2 million from $61.4 million a year ago.

Net income for the second quarter of 2008 increased 31.1 percent to $50.2 million, or $0.51 per diluted share, compared with $38.3 million, or $0.39 per diluted share last year.

Net sales for the Company’s DSD segment were $258.6 million for the three-months ended June 30, 2008, an increase of approximately $38.1 million, or 17.3 percent higher than net sales of $220.4 million for the three-months ended June 30, 2007. Net sales for the Company’s warehouse segment were $23.7 million for the three-months ended June 30, 2008, a decrease of approximately $0.7 million, or 2.7 percent lower than net sales of $24.3 million for the three-months ended June 30, 2007.

Within the DSD segment, sales of Monster® and Java Monster™ drinks increased 22.3 percent during the 2008 second quarter while sales of Lost® Energy™, and other energy drinks were lower.

Sales to customers outside the United States were $19.5 million in the 2008 second quarter (including sales of approximately $1.9 million in the United Kingdom), compared with $13.4 million in the comparable quarter last year.

In the six-months ended June 30, 2008 gross sales increased 20.7 percent to $568.1 million from $470.7 million for the comparable period a year earlier. Net sales increased 20.4 percent to $494.4 million from $410.6 million for the comparable period a year earlier. Gross profit as a percentage of net sales was 50.8 percent for the first half of 2008 compared to 52.1 percent for the same period in 2007.

Operating expenses for the six-months ended June 30, 2008, increased to $129.9 million from $120.6 million in the same period last year (see Certain Identified Items below). Operating income increased 29.7 percent to $121.0 million from $93.3 million in the first six months of 2007.

Net income for the first half of 2008 increased 35.1 percent to $79.0 million, or $0.80 per diluted share, compared with $58.5 million, or $0.59 per diluted share, for the same period last year.

Rodney C. Sacks, chairman and chief executive officer, said that the record revenues and profits reflect continued strong sales of Monster Energy® and Java Monster™ drinks which continued to grow in excess of the category and gain market share.

“We are proud of the continued strong performance of the Monster® brand at a time when almost all categories of ready-to-drink beverages in the United States are experiencing weakness. This weakness is most pronounced in convenience store cold drink channels, where the vast majority of energy drinks are sold. We continue to believe that the moderating growth that we have seen in energy drinks appears, in part, to be due to the challenging macro economic environment and the resulting decline in store traffic primarily in the convenience and gas sector especially in Southern California,” added Sacks.

In the first six months of 2008 the Company experienced increased costs of certain raw materials principally apple juice concentrate, aluminum cans and sugar which had a greater impact on the warehouse segment than on the DSD segment.

During the three-months ended June 30, 2008 the Company purchased 1.7 million shares of common stock at an average purchase price of $29.46 per share which the Company holds in treasury.

Certain Identified Items

Contributions net of reimbursements totaling ($0.4) million and $6.5 million for the three-months and ($0.4) million and $19.8 million for the six-months, ended June 30, 2008 and 2007, respectively, were recorded by the Company related to Anheuser-Busch distributors for their contributions to offset the costs of terminating prior distributors. Such amounts have been accounted for as deferred revenue, and are being recognized as revenue ratably over the anticipated 20-year life of the respective Anheuser-Busch distribution agreements. Revenue recognized was $0.5 million for the three-months and $1.0 million for the six-months ended June 30, 2008 and 2007, respectively.

In connection with the transition of certain of the Company’s distribution arrangements, the Company incurred termination costs amounting to $0.1 million and $8.4 million in the three-months and $0.1 million and $14.7 million in the six-months, ended June 30, 2008 and 2007, respectively, to certain of its prior distributors, who have been replaced by Anheuser-Busch distributors. Such termination costs have been expensed in full and are included in operating expenses for the corresponding periods.

In connection with the Company’s special investigation of stock option grants and granting practices, related litigation and other related matters, the Company incurred professional service fees, net of insurance proceeds, of ($0.4) million and $4.2 million for the three-months and ($0.2) million and $10.9 million for the six-months ended June 30, 2008, and 2007 respectively, which have been fully expensed in the respective periods.

The following table summarizes the identified items discussed above for the three and six-months ended June 30, 2008 and 2007:

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Deferred Revenue:	(In Thousands)	(In Thousands)	(In Thousands)	(In Thousands)
Contributions from, net of reimbursements to, Anheuser-Busch Distributors	$ (412)	$ 6,497	$ (365)	$ 19,847

Recognition of deferred revenue	$ 493	$ 509	$ 1,016	$ 936

Operating Expenses:
Termination payments to prior distributors	$ 150	$ 8,353	$ 150	$ 14,700
Professional service fees (net of insurance proceeds) associated with the review of stock option grants and granting practices, related litigation and other related matters	$ (430)	$ 4,221	$ (200)	$ 10,905

Auction Rate Securities

At June 30, 2008 the Company held auction rate securities with a face value of $129.8 million ($207.5 million at March 31, 2008). Additional redemptions amounting to $8.9 million were received by the Company during July. The Company determined that a temporary impairment of $5.8 million had occurred at June 30, 2008 and recorded a charge of $3.4 million net of taxes as a component of accumulated other comprehensive loss for the six-months ended June 30, 2008. These securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

“Based on our ability to access cash and other short term investments and based on our expected operating cash flows, we do not anticipate that the current lack of liquidity of these investments will have a material effect on our liquidity or working capital,” Sacks said.

The Company will host an investor conference call on August 7, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, sparkling beverages, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, multi-vitamin juice drinks in aseptic packaging, iced teas, apple juice and juice blends, Junior Juice® juices, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Java Monster™ brand non-carbonated dairy based coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™, Samba and Tango brand energy juices. For more information visit www.hansens.com and www.monsterenergy.com.

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements.

# # #

(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2008 AND 2007

(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended June 30,		Six-Months Ended June 30,
	2008	2007	2008	2007
Gross sales, net of discounts & returns*	$ 324,134	$ 280,582	$ 568,132	$ 470,651

Less: Promotional and other allowances**	41,890	35,819	73,710	60,036

Net sales	282,244	244,763	494,422	410,615
Cost of sales	136,031	116,510	243,489	196,726

Gross profit	146,213	128,253	250,933	213,889
Gross profit margin as a percentage of net sales	51.8%	52.4%	50.8%	52.1%

Operating expenses [1]	68,023	66,830	129,916	120,557
Operating expenses as a percentage of net sales	24.1%	27.3%	26.3%	29.4%

Operating income	78,190	61,423	121,017	93,332
Operating income as a percentagage of net sales	27.7%	25.1%	24.5%	22.7%

Interest and other income, net	2,769	1,752	6,395	3,278

Income before provision for income taxes	80,959	63,175	127,412	96,610

Provision for income taxes	30,727	24,864	48,369	38,101

Net income	$ 50,232	$ 38,311	$ 79,043	$ 58,509
Net income as a percentage of net sales	17.8%	15.7%	16.0%	14.2%

Net income per common share:
Basic	$0.54	$0.43	$0.85	$0.65
Diluted	$0.51	$0.39	$0.80	$0.59

Case sales (in thousands) (in 192-ounce case equivalents)	28,716	26,950	50,990	46,345
Average net sales price per case	$ 9.83	$ 9.08	$ 9.70	$ 8.86

[1] Includes costs associated with terminating existing distributors and legal and accounting fees relating to the special investigation of stock option grants and granting practices and related litigation, net of insurance proceeds.

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

(In Thousands, Except Share Amounts) (Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 182,953	$ 12,440
Short-term investments	22,066	63,125
Accounts receivable, net	83,404	81,497
Inventories	123,218	98,140
Prepaid expenses and other current assets	10,614	3,755
Deferred income taxes	11,902	11,192
Total current assets	434,157	270,149

INVESTMENTS	115,181	227,085
PROPERTY AND EQUIPMENT, net	9,238	8,567
DEFERRED INCOME TAXES	16,399	14,006
INTANGIBLES, net	24,723	24,066
OTHER ASSETS	774	730
	$ 600,472	$ 544,603

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 71,272	$ 56,766
Accrued liabilities	11,791	9,019
Accrued distributor terminations	4,052	4,312
Accrued compensation	4,536	5,827
Current portion of capital leases	313	663
Income taxes payable	13,298	6,294
Total current liabilities	105,262	82,881

DEFERRED REVENUE	38,174	39,555

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000,000 shares authorized; 96,533,211 shares issued and 92,179,460 outstanding as of June 30, 2008; 95,848,711 shares issued and 93,191,191 outstanding as of December 31, 2007	483	479
Additional paid-in capital	105,919	96,749
Retained earnings	432,691	353,648
Accumulated other comprehensive loss	(3,429)	(47)
Common stock in treasury, at cost; 4,353,751 and 2,657,520 shares as of June 30, 2008 and December 31, 2007, respectively	(78,628)	(28,662)
Total stockholders' equity	457,036	422,167
	$ 600,472	$ 544,603